Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES YEAR-END 2014 RESERVES AND 4th
QUARTER AND FULL-YEAR 2014 FINANCIAL

AND OPERATIONAL RESULTS

Net income of $120 million and Adjusted EBITDA of $119 million for the year

Announcement of Successful Completion of Series of Strategic Investment Transactions in April 2015

DENVER, COLORADO, April 16, 2015 /Marketwire/ — Venoco, Inc. (“Venoco”, the “company”, “we”, or “us”) today reported financial and operational results for the fourth quarter and full-year 2014.  The company reported net income for the year of $120 million on total revenues of $224 million.

Adjusted Earnings, which adjusts for unrealized derivative gains and losses and certain one-time charges, were $19 million for the year, and Adjusted EBITDA was $119 million.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income/loss.

Highlights include the following:

•                  Production of 2.7 million barrels of oil equivalent (MMBOE) for the year, or 7,406 BOE per day (BOE/d); excluding volumes contributed by the West Montalvo field properties which were sold in the fourth quarter of 2014, production for the year was 2.3 MMBOE or 6,233 BOE/d.

•                  Successful drilling and completion of a well in the Monterey 2 (M2) zone at the Sockeye field from Platform Gail.

•                  Continuation of our successful development program at the West Montalvo field, preceding the subsequent divestiture of the West Montalvo properties in order to support our deleveraging efforts.

•                  Proved reserves of 40.4 MMBOE as of December 31, 2014, having PV-10 of $734 million. Please see the end of this release for a definition of PV-10 and a reconciliation of this measure to standardized measure of discounted future net cash flows.

•                  Successful completion of a confirmation well in Coal Oil Point, an analogous but separate geologic structure in the South Ellwood field and located northeast of Platform Holly.

•                  Completion and acceptance by the California State Lands Commission of our application to adjust the lease line of our South Ellwood field.

“2014 was a remarkable year with respect to contrast and volatility,” said Mark DePuy, Venoco’s CEO. “We began the year with oil prices over $100 per barrel and a plan in place to execute on a vigorous drilling program at three of our major fields.  Out of the gate, however, we were faced with an unexpected and prolonged shutdown at South Ellwood due to a third-party pipeline repair, which delayed our drilling program considerably.   We initially focused our drilling efforts at West Montalvo, continuing a successful development program that we had pursued over the past couple of years. We then shifted attention towards the effort to sell the field in support of our corporate deleveraging efforts. We received excellent value for the property and were able to consummate the deal before oil markets declined very significantly. We also continued drilling at Platform Holly towards Coal Oil Point, confirming our discovery in 2013 and ultimately completing one of the most technical and challenging wells drilled by the company to date.  That was followed up later in the year by a successful drilling program at Platform Gail, where we drilled a successful Monterey well and proved up additional reserves.”

“By the end of the year, our entire industry was grappling to adjust to the new commodity price paradigm, and we were no different,” Mr. DePuy continued.  “We quickly took the necessary steps to weather the latest downturn and to strengthen our company in anticipation of an eventual return to growth, as evidenced by the engagement of some of the industry’s top financial and strategic advisors in the fourth quarter.”

“Today, we turn our focus ahead, having successfully completed a major transaction that went a long way towards boosting liquidity and improving our balance sheet,” Mr. DePuy added. “While we’re pleased with the recent financing round, we’ll continue to seek out further opportunities for capital structure improvements, acquisitions, and growth.”

Fourth Quarter and Full-Year Production

Production in the fourth quarter of 2014 was 6,612 BOE/d compared to 7,344 BOE/d in the third quarter of 2014 and 8,511 BOE/d in the fourth quarter of 2013. Pro forma for the sale of the West Montalvo, production was 6,158 BOE/d in the fourth quarter of 2014, 6,013 BOE/d in the third quarter of 2014, and 7,027 BOE/d in the fourth quarter of 2013. Production for the full year 2014 was 7,406 BOE/d compared to 9,499 BOE/d in 2013.  Pro forma for West Montalvo, production was 6,233 BOE/d in 2014 compared to 7,606 BOE/d in 2013, which is also pro forma for the sale of certain Sacramento Basin properties in 2013.

“Compared to the third quarter of 2014, our fourth quarter 2014 production was boosted by the successful drilling efforts at Platform Holly and Platform Grace, despite some continued downhole wellbore communication issues at Platform Holly,” said Mr. DePuy.  “However, production has remained relatively flat through the first part of 2015, and we believe the South Ellwood field decline as a result of the communication has moderated considerably.”

The following table details the company’s daily production by region (BOE(1)/d):

				Full Year(2)
	4Q 2013	3Q 2014	4Q 2014	2013	2014
Southern California (excl. W. Montalvo)	7,027	6,013	6,158	7,606	6,233
West Montalvo	1,484	1,331	454	1,614	1,173
Sacramento Basin	—	—	—	279	—
Total Venoco	8,511	7,344	6,612	9,499	7,406

(1)         Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

(2)         2013 production from the Sacramento Basin relates to properties that were held in escrow pending the receipt of consents regarding the transfer of ownership.  As of May 1, 2013, title to all properties included in the sale on December 31, 2012 had been transferred.

Fourth Quarter and Full-Year Costs

Venoco’s fourth quarter 2014 lease operating expenses were $27.07 per BOE compared to $26.96 per BOE in the third quarter. Pro forma for the West Montalvo sale, fourth quarter 2014 lease operating expenses were $28.07 per BOE compared to $27.10 in the third quarter. The increase in lease operating expenses per BOE was primarily due to higher non-recurring surface and subsurface costs at South Ellwood and Sockeye.   Full-year 2014 lease operating expenses were $26.77 per BOE compared to $22.44 per BOE for the full-year 2013.  Pro forma for the West Montalvo and Sacramento Basin field sales, full-year 2014 lease operating expenses were $27.75 per BOE compared to $23.89 per BOE for the full-year 2013.  On an absolute basis, pro forma for the West Montalvo and Sacramento Basin field sales, full-year 2014 lease operating expenses were $63 million, down from $66 million for the full-year 2013.

Venoco’s G&A costs were $922,000 in the fourth quarter of 2014, $1.4 million in the third quarter of 2014, $19.9 million for 2014 as a whole and $50.4 million in 2013.  On a per BOE basis, Venoco’s fourth quarter 2014 G&A costs, excluding non-cash share-based compensation, were $6.18 per BOE, down from $7.29 per BOE in the third quarter. Excluding production from the West Montalvo field, fourth quarter 2014 G&A costs, excluding non-cash share-based compensation, were $6.64 per BOE, down from $8.91 per BOE in the third quarter 2014. The company’s full-year 2014 G&A costs, excluding the severance costs related to the sale of the West Montalvo field and non-cash share-based compensation, were $8.39 per BOE, down from $11.75 per BOE for the full-year 2013.  Excluding production from the West Montalvo field, full-year 2014 G&A costs excluding non-cash share-based compensation were $9.97 per BOE, down from $14.67 per BOE for full-year 2013, which also excludes production from the Sacramento Basin properties held in escrow.

Property and production taxes for the full-year 2014 were $2.82 per BOE compared to $1.02 per BOE in 2013. Pro forma for the sale of West Montalvo, full-year 2014 property and production taxes were $2.94 per BOE compared to $0.91 per BOE for full-year 2013, which is also pro forma for the Sacramento Basin properties held in escrow. The increase is due primarily to higher supplemental and ad valorem taxes.

	Quarter Ended			Year Ended
UNAUDITED (per BOE)	12/31/13	9/30/14	12/31/14	12/31/13	12/31/14
Lease Operating Expenses	$29.46	$26.96	$27.07	$22.44	$26.77
Property and Production Taxes	1.86	3.14	2.44	1.02	2.82
DD&A Expense	15.72	17.39	15.35	14.09	16.31
G&A Expense (1)	14.31	7.29	6.18	11.75	8.39

(1)         Net of amounts capitalized and excluding non-cash share-based compensation costs, and severance costs associated with the sale of our West Montalvo and Sacramento Basin assets.  See the end of this release for a reconciliation of G&A per BOE.

Capital Investment 2014

Venoco’s 2014 capital expenditures for exploration, exploitation, development and other spending were $77 million, including $62 million for drilling and rework activities, $4 million for facilities, and the remaining $11 million for land, seismic and capitalized G&A.

In 2014, the company spent $73 million or 95% of its capital expenditures on its Southern California legacy fields. During the year, Venoco drilled one well at the Coal Oil Point structure in the South Ellwood field, which is located on the north east side of the field. The lowest zone of the well tested wet, but in August, we completed a higher zone of the well, which proved to be hydrocarbon bearing and was placed on initial production on August 20, 2014.  As of December 31, 2014 this zone was producing approximately 440 Bbls/d.

In the Sockeye field, we performed one recompletion and drilled one development well in the M2 zone from Platform Gail. The well began producing on October 15, 2014 and initially produced approximately 610 Bbls/d.

In 2014, the company had onshore Monterey capital expenditures of $4 million or 5% of its total 2014 capital expenditures. Over the year, the company concentrated on the Sevier area, with capital expenditures primarily on recompletion work and on leasehold, facilities and capitalized G&A.

In the West Montalvo field, we drilled and completed two new well locations and concluded the drilling and completion of two wells that were spud in 2013 prior to selling the property in October, 2014.

“In light of the weakened commodities markets, we have significantly reduced our capital program in 2015 compared to prior years. We remain poised to initiate development drilling activities should economic or market conditions improve,” Mr. DePuy added. “Our current capital expenditure budget for 2015 is about $18 million with the focus primarily on operational improvements, regulatory, health, safety and environmental compliance and advancing some of our significant future long-lead projects.”

“We’ve also enacted comprehensive expense reduction programs across our assets,” Mr. DePuy added. “Our increased focus on optimizing our operational efficiencies will also help us manage the macro environment and also preserve liquidity.”

Reserves Review

The company’s year-end 2014 total proved reserves were 40.4 million BOE, compared to year-end 2013 reserves of 53.1 million BOE.

The company’s 2014 roll forward of proved reserves is as follows:

2014 Reserve Roll forward	MBOE(1)
Beginning of the year reserves	53,060
Revisions of previous estimates	(3,361)
Extensions and discoveries	281
Purchases of reserves in place	—
Production	(2,703)
Sales of reserves in place	(6,895)
End of year reserves	40,382

Proved developed reserves:
Beginning of year	36,240
End of year	27,777

(1)         Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

The company’s 40.4 MMBOE of reserves, and the $734 million pre-tax PV-10 value of those reserves, is based on the year-end 2014 reserve report using SEC benchmark pricing of constant WTI Oil price of $94.99 per barrel and constant Henry Hub Gas price of $4.35 per MMBTU.

The following table details the company’s reserve categories and PV-10 for the last three years:

Net Proved Reserves (end of period)	2012	2013	2014
Oil (MBbls)
Developed	35,115	34,508	26,287
Undeveloped	15,320	16,266	12,273
Total	50,435	50,774	38,560

Natural Gas (MMcf)
Developed	7,255	10,394	8,941
Undeveloped	3,595	3,322	1,992
Total	10,850	13,716	10,933

Total Proved Reserves (MBOE)(1)	52,243	53,060	40,382

PV-10 ($000)
Developed	$1,076,145	$1,008,760	$495,231
Undeveloped	433,588	449,142	239,082
Total	$1,509,733	$1,457,902	$734,313

(1)         Barrel of oil equivalent (BOE) is calculated using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Investor Presentation

In order to provide an update to investors and other interested parties, a Venoco Corporate Presentation has been uploaded to the Events & Presentations page under the Investor Relations section of the company’s website at http://www.venocoinc.com.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms and operates onshore properties in Southern California.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, capital expenditures and development projects, and all other statements except statements of historical fact, are forward-looking statements. Forward-looking statements herein include those relating to future development and other opportunities, capital expenditure plans and future liquidity. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third parties, and a potential inability to complete transactions as anticipated. The company’s projects are subject to numerous operating, geological and other risks and may not be successful. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Zach Shulman, Investor Relations, (303) 583-1637; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Year Ended
UNAUDITED	9/30/14	12/31/14	% Change	12/31/13	12/31/14	% Change	12/31/13	12/31/14	% Change
Production Volume:
Oil (MBbls) (1)	642	578	-10%	731	578	-21%	3,180	2,555	-20%
Natural Gas (MMcf)	202	181	-10%	312	181	-42%	1,724	883	-49%
MBOE	676	608	-10%	783	608	-22%	3,467	2,702	-22%

Daily Average Production Volume:
Oil (Bbls/d)	6,980	6,283	-10%	7,946	6,283	-21%	8,712	7,002	-20%
Natural Gas (Mcf/d)	2,196	1,976	-10%	3,391	1,976	-42%	4,723	2,422	-49%
BOE/d	7,346	6,612	-10%	8,511	6,612	-22%	9,499	7,406	-22%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$87.84	$61.37	-30%	$90.55	$61.37	-32%	$95.79	$85.68	-11%
Realized hedging gain (loss)	(2.15)	16.26	-856%	(5.63)	16.26	-389%	(7.66)	(0.01)	-100%
Net realized price	$85.69	$77.63	-9%	$84.92	$77.63	-9%	$88.13	$85.67	-3%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$4.98	$4.45	-11%	$4.48	$4.45	-1%	$4.06	$5.29	30%
Realized hedging gain (loss)	0.11	0.52	373%	—	0.52	0%	—	0.13	0%
Net realized price	$5.09	$4.97	-2%	$4.48	$4.97	11%	$4.06	$5.42	33%

Expense per BOE (in dollars):
Lease operating expenses	$26.96	$27.07	0%	$29.46	$27.07	-8%	$22.44	$26.77	19%
Production and property taxes	$3.14	$2.44	-22%	$1.86	$2.44	31%	$1.02	$2.82	176%
Transportation expenses	$0.08	$0.07	-13%	$0.06	$0.07	17%	$0.05	$0.07	40%
Depreciation, depletion and amortization	$17.39	$15.35	-12%	$15.72	$15.35	-2%	$14.09	$16.31	16%
General and administrative (2)	$2.00	$1.52	-24%	$25.15	$1.52	-94%	$14.54	$7.37	-49%
Interest expense	$20.17	$20.86	3%	$16.84	$20.86	24%	$18.78	$19.47	4%

(1)          Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, and oil pipeline sales nominations.

(2)          Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Year Ended
UNAUDITED (In thousands)	9/30/14	12/31/14	12/31/13	12/31/14	12/31/13	12/31/14
REVENUES:
Oil and natural gas sales	$57,242	$35,709	$66,269	$35,709	$313,373	$222,052
Other	609	613	666	613	4,129	2,157
Total revenues	57,851	36,322	66,935	36,322	317,502	224,209
EXPENSES:
Lease operating expense	18,225	16,459	23,067	16,459	77,786	72,337
Property and production taxes	2,124	1,481	1,459	1,481	3,521	7,611
Transportation expense	51	44	48	44	181	201
Depletion, depreciation and amortization	11,759	9,335	12,311	9,335	48,840	44,064
Impairment	—	—	—	—	—	817
Accretion of asset retirement obligation	629	639	611	639	2,477	2,491
General and administrative	1,352	922	19,695	922	50,403	19,926
Total expenses	34,140	28,880	57,191	28,880	183,208	147,447
Income from operations	23,711	7,442	9,744	7,442	134,294	76,762
FINANCING COSTS AND OTHER:
Interest expense	13,635	12,683	13,185	12,683	65,114	52,609
Amortization of deferred loan costs	887	685	818	685	3,705	3,268
Loss on extinguishment of debt	—	2,347	465	2,347	38,549	2,347
Commodity derivative realized (gains) losses	1,355	(9,493)	4,118	(9,493)	28,128	(83)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(31,691)	(78,885)	10,926	(78,885)	(15,521)	(101,816)
Total financing costs and other	(15,814)	(72,663)	29,512	(72,663)	119,975	(43,675)
Income (loss) before taxes	39,525	80,105	(19,768)	80,105	14,319	120,437
Income tax provision (benefit)	—	—	—	—	—	—
Net income (loss)	$39,525	$80,105	$(19,768)	$80,105	$14,319	$120,437

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/13	12/31/14
ASSETS
Cash and cash equivalents	$828	$15,455
Accounts receivable	23,737	14,912
Inventories	5,166	3,370
Other current assets	4,587	4,715
Commodity derivatives	340	48,298
Total current assets	34,658	86,750
Net property, plant and equipment	662,629	488,514
Total other assets	17,569	40,990
TOTAL ASSETS	$714,856	$616,254
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$32,966	$20,535
Interest payable	17,408	17,329
Income taxes payable	—	—
Commodity derivatives	13,464	—
Share based compensation	20,723	2,236
Total current liabilities	84,561	40,100
LONG-TERM DEBT	705,000	565,000
DEFERRED INCOME TAXES	—	—
COMMODITY DERIVATIVES	10,601	—
ASSET RETIREMENT OBLIGATIONS	35,982	30,351
SHARE BASED COMPENSATION	16,721	648
Total liabilities	852,865	636,099
Total stockholders’ equity	(138,009)	(19,845)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$714,856	$616,254

GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/13	9/30/14	12/31/14	12/31/13	12/31/14
Adjusted Earnings Reconciliation
Net Income	$(19,768)	$39,525	$80,105	$14,319	$120,437
Plus:
Unrealized commodity (gains) losses	9,908	(32,895)	(80,088)	(19,523)	(106,631)
One-Time Severance Costs	—	—	(208)	—	2,816
Loss on extinguishment of debt	465	—	2,347	38,549	2,347
Tax effects	—	—	—	—	—
Adjusted Earnings	$(9,395)	$6,630	$2,156	$33,345	$18,969

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/13	9/30/14	12/31/14	12/31/13	12/31/14
Adjusted EBITDA Reconciliation
Net income	$(19,768)	$39,525	$80,105	$14,319	$120,437
Interest expense	13,185	13,635	12,683	65,114	52,609
Income taxes	—	—	—	—	—
DD&A	12,311	11,759	9,335	48,840	44,064
Impairment	—	—	—	—	817
Accretion of asset retirement obligation	611	629	639	2,477	2,491
Amortization of deferred loan costs	818	887	685	3,705	3,268
Loss on extinguishment of debt	465	—	2,347	38,549	2,347
Share-based compensation	8,492	(4,801)	(5,051)	9,680	(8,942)
Restructuring Costs	—	—	535	—	535
One-Time Severance Costs	—	—	(208)	—	2,816
Amortization of derivative premiums	1,018	1,204	1,203	4,002	4,815
Unrealized commodity derivative (gains) losses	9,908	(32,895)	(80,088)	(19,523)	(106,631)
Adjusted EBITDA	$27,040	$29,943	$22,185	$167,163	$118,626

We also provide per BOE G&A expenses excluding  severance costs related to the asset sales and non-cash share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands, except per BOE amounts)	12/31/13	9/30/14	12/31/14	12/31/13	12/31/14
G&A per BOE Reconciliation

G&A expense	$19,695	$1,352	$922	$50,403	$19,926
Less:
Non-cash share-based compensation expense	(8,492)	3,574	2,837	(9,680)	5,761
One-Time Severance Costs	—	—	—	—	(3,024)
G&A Expense Excluding Share-Based Comp and Severance Costs	11,203	4,926	3,759	40,723	22,663
MBOE	783	676	608	3,467	2,702
G&A Expense per BOE Excluding Share-Based Comp and Severance Costs	$14.31	$7.29	$6.18	$11.75	$8.39
MBOE excluding production from Sold Assets	645	553	566	2,773	2,271
G&A Expense per BOE Excluding Non-Cash Share-Based Comp -Excluding Production from Sold Assets	$17.37	$8.91	$6.64	$14.69	$9.98

PV-10

The present value of future net cash flows (PV-10 value) is a non-GAAP measure because it excludes income tax effects. Management believes that before-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 value based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using the arithmetic twelve-month average of the first of the month prices without giving effect to hedging activities or future escalation, and costs as of the date of estimate without future escalation, excluding non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%.

The following table reconciles the standardized measure of future net cash flows to PV-10 value (in thousands):

UNAUDITED ($ in thousands)	12/31/2012	12/31/2013	12/31/2014

Standardized measure of discounted future net cash flows	$1,157,452	$1,153,717	$648,154
Add: Present value of future income tax discounted at 10%	352,281	304,185	38,270
PV-10 at year end SEC prices	$1,509,733	$1,457,902	$734,313

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